NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jeffrey W. Farrar

Executive Vice President and CFO

(434) 964-2217

jfarrar@stellarone.com

StellarOne Corporation Announces Loan Loss Provisioning for Third Quarter

Charlottesville, VA, October 9, 2009 - StellarOne Corporation (NASDAQ: STEL) (StellarOne) the parent company of StellarOne Bank, reported today that the company expects to record a third quarter provision for loan losses of approximately $20 million, increasing the allowance for loan losses to approximately 1.85% of outstanding loans at September 30, 2009 from 1.56% at June 30, 2009. StellarOne plans to announce third quarter results on October 28, 2009 in conjunction with a live conference call and webcast, with participant instructions to be provided at a later date.

Net charge-offs of $13.9 million are expected to be recorded during the third quarter of 2009, compared to $6.9 million during the second quarter of 2009. Nonperforming assets are expected to reduce to $67.7 million or 2.26% of total assets as of September 30, 2009 as compared to $79.6 million or 2.60% of total assets as of June 30, 2009. The allowance for loan losses as a percentage of expected nonperforming loans would improve to 65.9%, as compared to 43.9% at June 30, 2009.

President and Chief Executive Officer O. R. Barham, Jr. commented, "While we have not seen significant deterioration in our asset quality for the period, we have experienced continued downgrades and determined that the economic climate and other environmental factors continue to have a high degree of risk that could ultimately affect the collectability of our portfolio. Thus, management and the Board have deemed it prudent to anticipate that losses could worsen in spite of some recent positive trends, and have taken this action to ensure adequate coverage. We are blessed to have a level of capital that can and will easily absorb the resulting loss for the quarter, and are optimistic the economy and real estate market recovery will be sustainable in the coming quarters. We have also aggressively taken charge-offs this quarter as we move closer to the liquidation of certain problem assets."

About StellarOne

StellarOne Corporation is a traditional community bank, offering a full range of business and consumer banking services, including trust and asset management services via its trust company division. Through the activities of its sole affiliate, StellarOne Bank, StellarOne operates 58 full-service financial centers, one loan production office, and over 66 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne's actual results, causing actual results to differ materially from those in any forward looking statement. These factors include: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) continuation of the historically low short-term interest rate environment, (iii) the inability of the Company to continue to grow its loan portfolio, (iv) rapid fluctuations or unanticipated changes in interest rates, (v) the development of any new market, (vi) a merger or acquisition, (vii) any activity in the capital markets that would cause the company to conclude that there was impairment of any asset including intangible assets, (viii) the impact of governmental restrictions on entities participating in the US Treasury Department Capital Purchase Program, (ix) the deterioration in carrying amounts of impaired assets and other real estate, and (x) changes in state and Federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy. Please refer to StellarOne's filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com under "Investor Relations," "SEC Filings & Other Documents."